Filed Pursuant to 424(b)(3)

Registration Statement No. 333-262279

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated March 31, 2022)

Up to 39,688,152 Shares of Common Stock

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This prospectus supplement supplements the prospectus dated March 31, 2022 (as amended or supplemented prior to the date hereof, the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-262279). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 9, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offering and resale by the selling stockholders identified in the Prospectus of up to 39,688,152 shares of our common stock, par value $0.0001 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The Nasdaq Global Market under the symbol “PRDS.” On June 8, 2022, the closing price of our common stock was $5.21 per share.

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Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus.

The registration statement to which the Prospectus and this prospectus supplement relates registers the resale of a substantial number of shares of our common stock by the selling stockholders. Sales in the public market of a large number of shares, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

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Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is June 9, 2022

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2022

PARDES BIOSCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40067	85-2696306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2173 Salk Avenue, Suite 250

PMB#052

Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 415-649-8758

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PRDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Pardes Biosciences, Inc. (the “Company”) management team members will be attending investor meetings and participating in a fireside chat at the Jefferies Global Healthcare Conference on June 9, 2022. The Company will provide the following updates on its PBI-0451 program.

On June 6, 2022, the U.S. Food and Drug Administration (FDA) granted Fast Track designation for PBI-0451. The Fast Track program is designed to accelerate the development and review of products such as PBI-0451, which are intended to treat serious or life-threatening diseases and for which there is an unmet medical need. Fast track designation provides increased opportunities for sponsor interactions with the FDA and the FDA may consider for review sections of the new drug application (NDA) on a rolling basis before the complete application is submitted upon satisfaction of certain conditions.

The Company believes that in the U.S. and globally, there remains a high unmet medical need for easy to prescribe, dispense and take self-administered treatments for COVID-19 and continues to plan for global development. The Company remains on track to initiate the Phase 2 portion of its Phase 2/3 program in mid-2022 and anticipates having interim data in late 2022. The Company’s first-in-human Phase 1 study was recently completed with a total of 130 subjects enrolled. Ongoing assessments of drug-drug interactions also indicate the potential for PBI-0451 to be used without significant restrictions for concomitant medications. The Company has also completed a food effect study with tablet formulation in our U.S. IND enabling study. The pharmacokinetics and safety data from these Phase 1 studies supports the Company’s belief in twice-daily PBI-0451 as a potential oral antiviral with activity against SARS-CoV-2 that can be administered without the need for a boosting agent, such as ritonavir. Based upon the results from these Phase 1 and additional studies the Company aims to develop PBI-0451 as an oral stand-alone antiviral with the potential to address a high unmet medical need in the patients at highest risk for severe outcomes from COVID-19, including the elderly, immunosuppressed, and/or those receiving concomitant medications.

The Company is in active conversations with regulators and anticipates enrolling a global, placebo-controlled Phase 2 clinical trial in vaccinated or unvaccinated participants with mild-to-moderate COVID-19 later this year. As has been stated by other companies in this space, the COVID-19 environment is nuanced and fluid. Consistent with this, the regulatory pathways for authorization and/or approval are anticipated to continue to evolve.

Pending ongoing regulatory discussions and study feasibility, the Company anticipates generating data from Phase 3 registrational trials in 2023. Should study results support, the Company expects to file for an emergency use authorization, if available, while also seeking to generate data to support a NDA filing in the U.S. and marketing authorizations more broadly.

The Company announces material information to its investors using filings with the Securities and Exchange Commission and the Company’s website at https://ir.pardesbio.com, as well as press releases, public conference calls, presentations and webcasts. Therefore, the Company encourages investors, the media, and others interested in the Company to review the information it makes public in these locations, as such information could be deemed to be material information.

About PBI-0451

PBI-0451 is an orally administered direct-acting antiviral that inhibits the coronavirus (CoV) main protease (Mpro), including SARS-CoV-2 that causes COVID-19. Inhibition of Mpro prevents the liberation and assembly of the viral replication complex within infected cells that is required to produce more viral RNA and virions. Safety and pharmacokinetic data from the first-in-human study (Study PBI-0451-0001, NCT 05011812) support that PBI-0451, administered twice daily as a stand-alone agent, has the potential for antiviral activity against SARS-CoV-2.

Forward Looking Statement

This Current Report on Form 8-K (Current Report) contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this Current Report, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to the Company, may identify forward-looking statements. All statements that reflect the Company’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the company’s future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters; and the planned timing and conduct of the company’s clinical trial programs for its product candidate, timing for reporting on interim data and preliminary conclusions from on-going assessments. Forward-looking statements reflect the Company’s current beliefs, expectations, and assumptions regarding the future of its business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors the Company believes are appropriate in the circumstances. Although the Company believes the expectations and assumptions reflected in such forward-looking statements are reasonable, the Company can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause the Company’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to the Company’s ability to advance, obtain regulatory approval of and ultimately commercialize its product candidates; (ii) the timing and results of preclinical studies and clinical trials; (iii) the Company’s ability to maintain financial resources necessary to continue its clinical trials, fund development goals and fund business operations; (iv) the impact of the COVID-19 pandemic on the Company’s business, clinical trials, financial condition, liquidity and results of operations; (v) the Company’s ability to protect its intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this Current Report speak only as of the date of this Current Report, even if subsequently made available by the Company on its website or otherwise. The Company disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PARDES BIOSCIENCES, INC.

By:	/s/ Thomas G. Wiggans
Name:	Thomas G. Wiggans
Title:	Chief Executive Officer and Chair of the Board of Directors

Date: June 9, 2022